EXHIBIT 99.1

January 30, 2009

GS Financial Corp. Announces Fourth Quarter and Year-End Results

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (the “Bank”), announced a loss for the quarter ended December 31, 2008 of $170,000, or $0.13 per share, compared with earnings of $200,000, or $0.16 per share, for the quarter ended December 31, 2007. For the year ended December 31, 2008, the net loss amounted to $6,000 compared to net income of $658,000 for the prior year. Earnings per share for the year ended December 31, 2008 are not meaningful compared to $0.52 per share diluted for 2007.

The loss in the fourth quarter of 2008 was primarily a result of the recognition of a non-cash impairment charge of $630,000 (pre-tax) and $416,000 (after-tax) related to the Company’s investment in one mutual fund that holds mortgage-backed securities, the AMF Ultra Short Mortgage Fund (ticker: ASARX), which is held as available-for-sale. Due to continued declines in the Net Asset Value of this fund based on an evaluation of the funds’ holdings, which include mortgage-backed securities that have been downgraded by ratings agencies, and general market conditions for private-label mortgage-backed securities, management has deemed the loss in the fund to be “other than temporary” and has accordingly recognized the unrealized loss on the fund. The Company’s investment in this mutual fund had a fair market value of $3.4 million as of December 31, 2008, which reflects a total of $1.2 million in non-cash impairment charges recognized during 2008.

President Stephen Wessel stated, “In this fourth quarter, as we have done throughout our history, we took a conservative approach and recognized a non-cash impairment charge which resulted in a write-down of our investment in the AMF Ultra Short Mortgage Fund. This write-down again overshadowed an otherwise strong operating performance for the year.”

For the year ended December 31, 2008, there was a net loss of $6,000 compared with net income of $658,000 for the year ended December 31, 2007. The Company's operating earnings, which we define as our GAAP earnings excluding impairment charges, were $839,000 for the year ended December 31, 2008. The operating earnings of $839,000 for 2008 compares favorably to the net earnings of $460,000 for the year ended December 31, 2007, which excludes a prior year reversal of the provision for loan losses of $300,000. Please see the reconciliation of GAAP and operating earnings provided in this release for a calculation of our operating earnings for the three months and years ended December 31, 2008 and 2007.

Net interest income for the quarter ended December 31, 2008 was $1.7 million compared to $1.5 million for the same period in 2007. For the year ended December 31, 2008, net interest income, excluding a loan loss reversal in 2007, was $6.7 million compared to $5.7 million in 2007, which represents an increase of 17.0%. The Company’s net interest margin decreased to 3.33% for the fourth quarter of 2008 from 3.52% for the same period in prior year and declined to 3.37% for the year ended December 31, 2008 from 3.44% in 2007. There was no reversal to the provision for loan losses in 2008 compared with a $300,000 reversal of the provision for loans losses in 2007.

Mr. Wessel continued, “I also want to let our investors know that the Company is strong and well capitalized. Because of our strength and capital, we expect to continue to build our business in a sound manner, and we will take advantage of lending and deposit opportunities in our market. Our strategic plan and initiatives are yielding good results.”

Total assets of the Company increased $35.4 million or 19.0% from $186.5 million at December 31, 2007 to $221.9 million at December 31, 2008. Net loans at December 31, 2008 were $158.5 million compared to $118.5 million at December 31, 2007, an increase of $40.0 million or 33.8%. President Wessel stated, “While our non-performing loans increased by $963,000 to $2.4 million, our largest non-performing loan represents $1.4 million of this amount, and it is well secured by commercial property in which we do not anticipate a loss.” Deposit accounts increased approximately $10.8 million or 8.3% from $129.5 million at December 31, 2007 to $140.3 million at December 31, 2008. Borrowings from the Federal Home Loan Bank increased from $27.0 million at December 31, 2007 to $52.0 million at December 31, 2008.

Highlights of 2008 include:

•	Net loans increased by $40.0 million (33.8%) during 2008 with the majority of the growth in real estate secured loans, both residential and non-residential.

•
Deposits grew to $140.3 million at December 31, 2008 compared to $129.5 million at December 31, 2007, an increase of $10.8 million (8.3%). This includes growth of $2.5 million or 43.1% in noninterest-bearing accounts.

•	Interest and dividend income increased for the year by $1.2 million (10.5%) from $11.2 million in 2007 to $12.4 million in 2008.

•	Net interest income increased for the year by $974,000 (17.0%) from December 31, 2007 to December 31, 2008.

•
Non-interest expense as a percentage of average assets fell from 3.12% in 2007 to 2.73% in 2008 as the $264,000 (4.9%) increase in non-interest expense was offset by growth in the Company’s assets during that period.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	December 31, 2008	December 31, 2007
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$ 2,313	$ 2,485
Interest-Bearing Deposits in Other Banks	569	6,008
Federal Funds Sold	323	969
Securities Available-for-Sale, at Fair Value	47,617	47,747
Loans, Net	158,523	118,477
Accrued Interest Receivable	1,612	1,828
Premises & Equipment, Net	5,756	5,874
Stock in Federal Home Loan Bank, at Cost	2,300	1,220
Other Real Estate	461	-
Real Estate Held-for-Investment, Net	436	450
Other Assets	1,960	1,429
Total Assets	$ 221,870	$ 186,487

LIABILITIES
Deposits
Interest-Bearing Deposits	$ 132,145	$ 123,825
Noninterest-Bearing Deposits	8,137	5,685
Total Deposits	140,282	129,510
FHLB Advances	52,002	26,986
Other Liabilities	2,028	1,827
Total Liabilities	194,312	158,323

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$ 34	$ 34
Additional Paid-in Capital	34,546	34,546
Unearned RRP Trust Stock	(143)	(158)
Treasury Stock	(32,062)	(32,062)
Retained Earnings	25,404	25,919
Accumulated Other Comprehensive Loss	(221)	(115)
Total Stockholders' Equity	27,558	28,164
Total Liabilities & Stockholders' Equity	$ 221,870	$ 186,487

Selected Asset Quality Data
Total Non-Performing Assets	$ 2,401	$ 1,438
Non-Performing Assets to Total Assets	1.08%	0.77%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
($ in thousands, except per share data)	2008	2007	2008	2007
Interest and Dividend Income	$ 3,206	$ 3,000	$ 12,426	$ 11,248
Interest Expense	1,463	1,472	5,751	5,547

Net Interest Income	1,743	1,528	6,675	5,701
Provision (Reversal) for Loan Losses	-	-	-	(300)
Net Interest Income after Provision (Reversal) for Loan Losses	1,743	1,528	6,675	6,001

Non-interest Expense	1,344	1,380	5,673	5,409
Net Income before Non-interest Income and Income Taxes	399	148	1,002	592

Non-interest (Loss) Income	(637)	244	(994)	424
Income Before Tax (Benefit) Expense	(238)	392	8	1,016

Income Tax (Benefit) Expense	(68)	192	14	358
Net (Loss) Income	$ (170)	$ 200	$ (6)	$ 658
(Loss) Earnings Per Share - Basic	$ (0.13)	$ 0.16	$ -	$ 0.53
(Loss) Earnings Per Share - Diluted	$ (0.13)	$ 0.16	$ -	$ 0.52

Selected Operating Data
Weighted Average Shares Outstanding	1,278,466	1,270,963	1,278,292	1,243,655
Return on Average Assets[1]	-0.31%	0.44%	-	0.38%
Non-interest Expense/Average Assets[1]	2.44%	3.02%	2.73%	3.12%
Net Interest Margin[1]	3.33%	3.52%	3.37%	3.44%
[1]Annualized

GS FINANCIAL CORP.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(Unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that the operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended December 31, 2008 and December 31, 2007 and for the years ended December 31, 2008 and 2007 follow:

	For the Three Months Ended		For the Years Ended
(in thousands, except per share data)	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP (Loss) Earnings	$ (170)	$ 200	$ (6)	$ 658
Adjustment to GAAP (loss) earnings:
Loss on other-than-temporary
impairment of securities	630	-	1,281	-
Reversal of provision for loan losses	-	-	-	(300)
Income tax effect	(214)	-	(436)	102
Operating Earnings	$ 246	$ 200	$ 839	$ 460

Diluted GAAP (Loss) Earnings per Share	$ (0.13)	$ 0.16	$ -	$ 0.52
Adjustment to GAAP (loss) earnings
per share:
Loss on other-than-temporary
impairment of securities	0.33	-	0.66	-
Reversal of provision for loan losses	-	-	-	(0.16)
Diluted operating earnings per share	$ 0.20	$ 0.16	$ 0.66	$ 0.36

Contacts:
GS Financial Corp.
Stephen F. Theriot, Chief Financial Officer, (504) 883-5528